JUNE 09, 2015 / 02:30PM GMT, CASY - Q4 2015 Casey's General Stores Inc Earnings Call

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CASY - Q4 2015 Casey's General Stores Inc Earnings Call

EVENT DATE/TIME: JUNE 09, 2015 / 02:30PM GMT

CORPORATE PARTICIPANTS
Bill Walljasper Casey's General Stores Incorporated - CFO

CONFERENCE CALL PARTICIPANTS
Shane Higgins Deutsche Bank - Analyst
Stephen Grambling Goldman Sachs - Analyst
Chuck Cerankosky Northcoast Research - Analyst
Kelly Bania BMO Capital Markets - Analyst
Irene Nattel RBC Capital Markets - Analyst
Anthony Lebiedzinski Sidoti & Company - Analyst
James Pappas JCP Investment Management - Analyst
Damian Witkowski Gabelli & Company - Analyst
Keith Howlett Desjardins Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q4 2015 Casey's General Store earnings conference call. My name is Julie and I will be your operator today.

(Operator Instructions)

As a reminder this call is being recorded for replay purposes. And now I would like to turn the call over to Mr. Bill Walljasper, Chief Financial Officer. Please proceed, sir.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Good morning and thank you for joining us to discuss Casey's results for the fiscal year ended April 30, 2015. I'm Bill Walljasper, Chief Financial Officer. Bob Myers, Chairman and Chief Executive Officer, is also here.

Before we begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2014 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey's disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events, or otherwise.

We will take a few minutes to summarize the results of the fourth quarter, the year, and our outlook for FY16. Afterwards, we will open it up for questions about our results and outlook.

As most all of have you seen, diluted earnings per share in the fourth quarter was $1.05 compared to $0.54 a year ago. Year-to-date diluted earnings per share was $4.62 compared to $3.26. The strong earnings performance in the fourth quarter was primarily related to a higher fuel margin and strong sales results in all categories compared to the fourth quarter a year ago. The higher fuel margin represented approximately a $0.26 benefit on earnings per share.

EBITDA for the quarter was up 55.1% to $114 million. Year-to-date, EBITDA was up 31.4%, to $479.4 million. Before we go over each category to give more detail on what is driving our results, I will remind everyone that we will release the details for our May same-store sales on Monday, June 15.

During the fourth quarter, we experienced a favorable fuel environment that caused the margin to rise above our annual goal, to $0.169 per gallon compared to $0.131 per gallon in the same period a year ago. During the quarter we also sold approximately 13.9 million renewable energy credits, commonly known as RENs, for about $9.7 million. This represented about a $0.022 impact to the fuel margin.

Last year in the fourth quarter the average RENs sold were $0.47. Currently, RENs are trading between $0.35 and $0.40. Year-to-date, the fuel margin was $0.193 per gallon, well ahead of our annual goal.

During the year, we sold approximately $30.1 million worth of renewable energy credits, resulting in a benefit to the fuel margin of about $0.017 per gallon. The retail fuel price in the quarter was down about 33% from the year ago which positively impacted our gallons sold. Same-store gallons sold in the quarter were up 3.5%. Total gallons sold in this period increased 10.2% to 444.8 million gallons.

Same-store gallons sold for the year were up 2.6% compared to the same period a year ago with total gallons sold for the year up over 9% to 1.8 billion gallons. For the fiscal year, the average retail price was $2.83 per gallon compared to $3.33. The average retail price of gasoline for the quarter was $2.27 a gallon compared to $3.39 last year.

Total sales in the grocery and other merchandise category increased 15.4% in the quarter to $436.6 million. Same-store sales for the fourth quarter were up 9.7% with an average margin of 32.1%.

We experienced double digit total sales growth in nearly every major area of this category, including cigarettes. We believe we are continuing to gain market share in the cigarette area. Year to date, same-store sales of cigarettes were up 7.3%. Same-store sales in the overall grocery and other merchandise category were up 7.8% with average margin of 32.1%. This resulted in a gross profit dollar increase of 13.3% to $575.5 million.

Paired food and fountain category continued its strong performance. Total sales were up 19.5%, to $194.7 million for the quarter. Same-store sales in the quarter were up 13.5% with an average margin of 60.9%, up 80 basis points from the same time a year ago.

Margin was up due to a decrease in cheese and coffee costs offset by higher sales factor and higher meat and supply costs. Our cost of cheese is locked in at $1.89 per pound through December of 2015. We also were successful in locking our cost of coffee in through December of 2016.

Also, effective May 1, we implemented strategic price increases. This increase will represent approximately a 1% benefit to the total prepared food fountain category.

Gross profit dollars for the quarter were up over 21%. Year to date, same-store sales were up 12.4% with an average margin of 59.7%. The margin was adversely impacted by higher input costs earlier in the fiscal year.

For the year, operating expenses were up 12%. For the quarter, operating expenses increased 10.7% to $232.5 million. About 57% of this increase was due to a rise in wages primarily related to more stores this quarter compared to the same time period a year ago, and an increase in the operation initiatives mentioned in the press release.

Credit card fees and fuel expense combined for the quarter were down $2.3 million, due to the lower fuel costs. Credit card transactions were up 15%, accounting for approximately 62% of all sales this quarter compared to 63% a year ago.

On the income statement, total revenue in the quarter was down 13.8%, to $1.7 billion, due to a 33% decrease in the retail price of fuel, offset by an increase in the number of stores in operation this quarter compared to the same period a year ago, and the completion of more operational initiatives. Year-to-date total revenue was down slightly, again due to lower retail fuel prices offset by sales increases in the categories mentioned previously.

The effective tax rate in the quarter was up from a year ago in the same period. This increase was primarily related to a lower effective tax rate last year, due to a change in our state and local tax structure which lowered our contingent tax reserve and an out of period adjustment reducing the deferred tax liability on fixed assets. We expect our effective tax rate for FY16 to be between 36% and 37%.

Our balance sheet continues to be strong. As of April 30, cash and cash equivalents were $48.5 million. Long-term debt net of current maturities was $838.2 million, while shareholder equity rose to $875.2 million, up $172 million from fiscal year end. We generated $341.7 million cash flow from operations.

With the fiscal year, capital expenditures were $401.9 million compared to $340.2 million a year ago in the same period. In FY16, we expect capital expenditures to be between $436 million and $528 million.

This quarter, we opened 12 new store constructions and completed four acquisitions. For the year, we acquired 36 stores and completed 45 new store constructions. We also replaced 27 stores during the fiscal year. Our store count at the end of this quarter was 1,878 corporate stores.

We currently have 21 new stores and 9 replacement stores under construction. We also have 34 new stores and 6 acquisition stores under contract to purchase. We will continue to expand in both our new state and our core markets. We are off to a very good start to reach our unit growth goal in FY16.

Let me outline our performance goals for the next fiscal year. They are to increase same-store fuel gallons sold 2% with an average fuel margin of $0.167 per gallon. The increase in our goals for same-store gallons reflect our anticipation of a lower retail fuel price next fiscal year compared to a year ago. The fuel margin goal for this year represents our 3-year average fuel margin, excluding RENs, combined with our three-year REN value.

Also to increase same-store grocery and other merchandise sales 6.2% with an average margin of 32.1%. Increase same-store prepared food and fountain sales 10.4% with an average margin of 60.8%, and billed or acquire between 75 and 113 stores, or a 4% to 6% unit growth.

In addition to these goals, we plan to replace 10 stores and complete 100 major remodels. We are encouraged by the continued performance of our remodel stores and feel that we have an opportunity to accelerate this program in the future. A conversion of our stores to a 24-hour format continues to go well.

We converted 110 stores to this format in FY15, bringing our total to about 850 of our stores now open 24 hours. In FY16 we plan to convert approximately 100 additional stores to a 24-hour format. We typically experience a 20% to 30% lift in inside sales from a store converted to this format.

In FY15, we limited the number of pizza delivery conversions to 12 due to the development of our online ordering program. Our plan in FY16 is to convert about 100 more stores to the pizza delivery format. We typically experience a 25% to 30% increase in prepared food sales upon rollout of the pizza delivery program to a store. In addition to this, our goal is to begin rolling out online ordering to approximately 300 stores each month and have it completely rolled out to all of our stores by the end of this calendar year.

We have a strong track record of growing the business while also returning value to shareholders through a dividend. At its June board meeting, the Board declared a quarterly dividend of $0.22 per share, which is a 10% increase from the year-end dividend amount in FY15. The dividend has doubled in the last five years and has a compound annual growth rate of approximately 18% during this time.

In closing, we are very pleased with the performance of the Company in FY15. We are excited about our growth opportunities in FY16. That completes our review of the quarter. As I mentioned previously, we will release May same-store sales on Monday, June 15.

We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question comes from the line of Karen Short from Deutsche Bank. Please go ahead, Karen.

Shane Higgins - Deutsche Bank - Analyst

Yes, good morning. It's actually Shane on for Karen. Thanks for taking my questions. Just to start off on the prepared foods, obviously you guys have seen a lot of strength there and you expect that to continue this year. Can you just quickly walk us through some of the key drivers? How much of the margin improvement is going to be driven by the lower cheese and coffee and kind of what the impact is going to be from the rollout of the online pizza delivery?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes, absolutely. As I mentioned, our goal for this upcoming year is 60.8%. When you look at the average cheese cost that we have locked in at $1.89, we have that locked in only through the end of this calendar year, so we are certainly going to see a benefit or a tail wind in that particular area. The average cheese cost in FY15 was about $2.15. So just that differential of $2.15 to $1.89 will be about 100 to 110 basis point improvement which is about our goal with respect to the ending margin for FY15.

Now, the other part of your question was online ordering. It is very new. We just started testing this over the last three months or so. We were very pleased with the preliminary results of that, so we feel confident to roll that out to all of our stores. Right now, we don't have any type of financial metrics to convey at this point, but I would look for that in the September conference call. So I can tell you this, the margin and the same-store sales goals that we have for FY16 right now do not contemplate any benefit from the online ordering. So there could be certainly an uptick to that, if it goes as we think it will go.

Shane Higgins - Deutsche Bank - Analyst

Great. Great. And what kind of -- I don't know if you can give any color around attachment rates that are you seeing from the online pizza deliveries and how that has been progressing in the test stores that you guys rolled out?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Well, we don't have any specifics, but I can give some anecdotal information. Really it's two-fold, Shane. One is we believe that we are starting to reach a customer that we haven't reached before because there are customers that quite frankly demand that service. No different than we rolled out pay at the pump years ago, we had customers that demanded that service. So we are -- we do believe we are reaching those customers.

In addition to that, if you go on and do online ordering, there will be cross-sale opportunities that we prompt the customer. For instance, as they order a pizza we would ask them do they want to add bread sticks to their order. And so we are seeing an attachment rate, albeit very preliminary, from some of those types of items. So, as we get more data throughout the fiscal year, we will certainly keep everybody abreast of the progress.

Shane Higgins - Deutsche Bank - Analyst

Okay, great. And just last one here just on your fuel margins. Just to clarify, the $0.167, that does include the RINs, and did you guys say -- I may have missed this, did you guys say what you were expecting for RINs this year?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes, it is two-fold. First of all, our three-year average fuel margin, excluding RINs, is about $0.155 per gallon and then roughly about every $0.30 of value to RINs is about $0.01 to the fuel margin. And so then our three-year average fuel margin -- or excuse me, our three-year average RIN value is about $0.45. So that is how we get to that $0.167.

Shane Higgins - Deutsche Bank - Analyst

Got it. All right. Thanks.

Operator

Thank you for your question. The next question comes from the line of Stephen Grambling from Goldman Sachs. Please go ahead, Sir.

Stephen Grambling - Goldman Sachs - Analyst

Good morning. Just a quick followup on that last question just on RINs. It looks like that average would be a little bit of a premium relative to I think where they're currently trading. I'm guessing it is just kind of hard to actually forecast this, but I know you guys are a little bit closer to this than maybe we can be at times. Is there anything that is imbedded in your assumption there or anticipated, especially after kind of recent changes in the language as it relates to RFS2?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes, that's a good question. Right now as I mentioned in the narrative, the RINs are trading between $0.35 and $0.40, so they are trading very close to our three-year average and that's just where they're at currently. And so the EPA did come out here recently and gave some guidance with respect to the standards going forward. Now, the standards going forward albeit are less than what the original standards were back in the middle of 2005, 2007 area. However, there is an escalation in the standards from where they currently are at, so we see that as a positive going forward. And, again, we have no crystal ball with respect to RIN values, but we think this is certainly in the ballpark with what we can expect.

Stephen Grambling - Goldman Sachs - Analyst

And then another followup to the other question. Just on the pizza delivery. I know you don't want to provide too much detail in terms of the financials, but is there any reason why the market that you looked at would be any different, as you begin to roll it out? Or even as we look to some of your peers who have rolled this out, do you feel like there is anything that would be unique to your system or unique to your experience that we should be keeping in mind relatively to some of those?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Are you talking about the pizza delivery or the online rollout?

Stephen Grambling - Goldman Sachs - Analyst

Sorry, the online rollout.

Bill Walljasper - Casey's General Stores Incorporated - CFO

That's what I thought were you talking about. As far as the online ordering goes, we have certainly seen and probably many of you have seen the success of online ordering with some of our peers and we think that we certainly have an opportunity to share in some of that success and so we are very optimistic about this program. We are very excited about it. And so I mean that is probably, at this point, that is probably about all we can give you on that.

Stephen Grambling - Goldman Sachs - Analyst

Okay. Maybe if I can squeeze one last quick one in just on -- maybe I missed this, but on expense growth, is there anything that you can share in terms of what is imbedded into your expectations next year and maybe even ex-credit card fees, especially given some of the wage commentary we have been hearing across retail? Thanks.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes, as far as the operating expense forecast, we had that forecasted in the low teens growth. As you can see, some of the growth that we have going forward, we dialed back our expectations on replacement, but we increased the number of remodel stores and certainly are increasing the number of units that we believe to pull into the year. And so when you look at the OpEx growth, are you going to see somewhere in that 5.5% range for same-store sales growth keeping in mind that same-store sales would include the initiatives that we talked about and the remaining piece of that would be coming from like new stores, acquisitions, and the 10 replacements. But the take-away there is our expectation would be a low teen increase in operating expenses going forward.

Now, some of that, I would say, is predicated by the retail fuel price. As I mentioned, in the quarter we got about a $2.3 million benefit or decrease in the fuel expense and credit card fees and that was a result of the lower retail fuel price. We certainly anticipate in the first two quarters for sure a benefit along those lines.

Stephen Grambling - Goldman Sachs - Analyst

That's very helpful. I will jump back in the queue. Thanks. Best of luck.

Operator

Thank you for your question. The next question comes from the line of Chuck Cerankosky from Northcoast Research. Please go ahead, Sir.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, everyone. Great quarter.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Good morning. Thanks, Chuck.

Chuck Cerankosky - Northcoast Research - Analyst

A couple of questions. Bill, as you're looking to the higher CapEx for the new fiscal year, what are you looking at in terms of debt financing? Debt looked like it was about flat compared to last year at the end of FY15.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes, and some of that will be predicated on a number of things and in the business, fuel margin might be, but I would say right now toward the back half of the year there is a chance we may have to go back into the debt market to fund this growth.

Chuck Cerankosky - Northcoast Research - Analyst

But that will be determined in the second half?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes.

Chuck Cerankosky - Northcoast Research - Analyst

And how is the new distribution center going? When do you expect it to come online?

Bill Walljasper - Casey's General Stores Incorporated - CFO

It is right on track. Scheduled to be online sometime February, March of next year.

Chuck Cerankosky - Northcoast Research - Analyst

Okay. And the shrink you had or I guess you guys call it stales in the fourth quarter, was it a lesser rate than in the third? Did it contribute to margin? And what are you looking at in the new year with stales being an expense factor?

Bill Walljasper - Casey's General Stores Incorporated - CFO

It was inline, slightly up sequentially from the third quarter. With respect to the stales, what this is in regard to is product that we quite frankly we throw away. The shelf life of a slice of pizza or some of our products in the warmer is really only an hour. We certainly want to maintain freshness of those products, and one of the things that we made a conscious effort over the last year is to make sure that we have product in the warmers to meet the demand of the customers at the right time of the day, and so we will continue to have the stale factor, but one of the focuses that we try to maintain is gross profit dollar growth.

Gross profit dollar growth in the fourth quarter was up over 21%. That was one of the highest, if not the highest, in the last five years. So we think we are making some very good strides in focusing on that area. Now, going forward, that is not to say we can't improve upon that, but to the extent we penetrate more 24-hour store into the format, we have higher contribution of sub sandwiches which have a little bit lower margin than the category as a whole and those get a higher contribution of the overall sales, that does affect the margin as well. So, all of those things go into play, but we think we are doing a pretty good job managing this and driving gross profit dollars.

Chuck Cerankosky - Northcoast Research - Analyst

With the unusually strong gas profits in FY15, do you think you could beat the EPS number this year?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Meaning beat the FY15?

Chuck Cerankosky - Northcoast Research - Analyst

Yes.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Certainly when you have a gas margin of $0.193 and the goal as you see is $0.167 certainly it is going to be a challenge. Just as a reminder, every penny movement in the fuel margin is about $0.30 to earnings per share. And so you can quickly do some math there, and come to the conclusion just from the gas, or excuse me, the fuel gross profit, that will be certainly a challenge to climb. And so one of the -- unfortunately, that's one of the benefits of having a strong fuel margin, you'll compare against it in the next year.

Chuck Cerankosky - Northcoast Research - Analyst

All right. Well, good luck to you. Thank you.

Operator

Thank you for your question. The next question comes from the line of David Corwin, Point72 Please go ahead, Sir. David, you're now live into the call.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Hello?

Operator

You're live into the call, David.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Julie, why don't we move on to the next question.

Operator

Okay, we will do that for you. Our next question comes from the line of Kelly Bania from BMO Capital. Please go ahead.

Kelly Bania - BMO Capital Markets - Analyst

Hi, good morning.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Hi, Kelly. How are you?

Kelly Bania - BMO Capital Markets - Analyst

Good. How are you guys?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Very good, thank you.

Kelly Bania - BMO Capital Markets - Analyst

I was hoping you could -- sorry if I missed this earlier but maybe just go in a little bit more depth on the decision to accelerate the major remodel program pretty meaningfully this coming fiscal year?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes, absolutely. We started the major remodel program roughly about three or four years ago. One year we did take a hiatus and did not do any remodels, but over the last three to four years we have seen the performance of the remodel stores gain a tremendous traction. And so right now the return on investment on a after-tax basis is very strong double digits in their third year. And so when we started that program, Kelly, we identified a couple of different styles of stores in our chains, specifically the E & G style stores.

The reason we chose those stores predominantly was because they had extra land. We started purchasing extra land back then. We had the land to make the adjustment on a remodel. We have about 700 to 800 of those units in the chain, and so we believe we have a lot of runway with respect to the remodel program combined with the performance of the remodel program. And so that was the decision to accelerate that.

Kelly Bania - BMO Capital Markets - Analyst

And what is the timing of the remodels and how you're planning on executing those throughout the year?

Bill Walljasper - Casey's General Stores Incorporated - CFO

They will be roughly executed equally throughout the four quarters, slightly weighted to the back half of the year.

Kelly Bania - BMO Capital Markets - Analyst

Okay. That's helpful. And then I guess just on the fuel margin, so it was helpful to hear you're kind of three-year average and how you're getting to the goal, but I mean is that -- do we need to assume that a very favorable environment continues to get to that goal for this year and do we need to have a pull-back in gas prices to get there? Or what are you seeing broadly in the environment that makes you feel comfortable with kind of raising that goal to a higher level, aside from just that it is the average?

Bill Walljasper - Casey's General Stores Incorporated - CFO

As you're well aware, there are so many factors when it comes to the fuel margin that are out of our control and so things could happen in a fiscal year that would impact the fuel margin up or down that we just don't have a good grasp on because there are so many macro things going on, but to answer your question a little more specifically, I don't think we necessarily need to have a declining cost environment like we had in the third quarter. Volatility certainly is a favorable environment for us that could generate fuel margin.

Now, over the past couple of years we have had a favorable fuel margin environment and you can see where the fuel margin has gone to, and that would be excluding RINs. And so we felt that looking at a three-year average that both of those would probably be the most appropriate there. And obviously again there are so many factors outside of our control that can impact that.

Kelly Bania - BMO Capital Markets - Analyst

Got it. And then I think you said kind of a low teens increase in OpEx for the year. Just any color on how we should think about D&A given the remodels, the online rollout, the other initiatives and any other factors impacting D&A next year.

Bill Walljasper - Casey's General Stores Incorporated - CFO

D&A, I would say for us the expectation would be a low to mid teen increase in D&A. We slowed down the number of replacement stores and that will -- we accelerated the remodel stores, but I think a low to mid teen number would be a good number to use.

Kelly Bania - BMO Capital Markets - Analyst

Great. Thank you.

Bill Walljasper - Casey's General Stores Incorporated - CFO

You're welcome.

Operator

Thank you for your question, Kelly. Next question comes from the line of Irene Nattel from RBC Capital Markets. Please go ahead, Irene.

Irene Nattel - RBC Capital Markets - Analyst

Thanks and good morning, gentlemen.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Good morning, Irene.

Irene Nattel - RBC Capital Markets - Analyst

A quick question, if I might. You talked about the lift that you get when you do the major remodels. Presumably often the major remodels are also accompanied by a rollout of pizza delivery, so please correct me if I'm wrong in that assumption. So very basic question. If do you a conversion to pizza delivery and a remodel at the same time, is the increase in inside sales additive or does it kind of balance out somehow?

Bill Walljasper - Casey's General Stores Incorporated - CFO

I think what you're asking, and I am going to paraphrase your question here, if we have multiple initiatives implemented at the same time, would the increase in sales be higher than what I articulated in the narrative?

Irene Nattel - RBC Capital Markets - Analyst

Yes. You said that so well, Bill.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes. The answer would be yes. Yes, any time you have a -- not every time, but most of the time you have a cross initiative you will see incrementally a gain higher than the numbers I mentioned earlier.

Irene Nattel - RBC Capital Markets - Analyst

That's really helpful. And as you think about how you plan or you choose which stores, which markets to do, do you prefer to do sort of multiple initiatives at the same time? Do you prefer to kind of do it market sort of one at a time? Can you kind of walk us through your thinking? And also the corollary question. As you go further down this road and you get more data, what kind of changes perhaps are you making as you do these conversions? How many of the conversions let's say 24 hour or what proportion would have the food 24 hour versus sort of the slightly reduced hours?

Bill Walljasper - Casey's General Stores Incorporated - CFO

All right. I will see if I can address all of those here. If I miss one, keep me honest on that. With respect to our decision to roll out an initiative or multiple initiatives at the same time, that really comes from a combination of several areas. Obviously store operations is critical in making that decision, but also the finance department. We run quite a bit of analytics on what we believe will be successful candidates for different initiatives to give to operations to make the decisions. And so really it is going to be a case by case basis depending on the market conditions of a particular area. It is not uncommon, I will tell you, for us to do those in conjunction with each other.

I can tell you that right now also, in addition to that, probably about anywhere -- probably about 50% to 60% of the stores that we are opening, we actually open as 24-hour locations, we don't necessarily tend to open them right up as pizza delivery locations right out of the chute. We like to get that store up and operational and get the customer base going and get a little further in the maturation process before we roll out a pizza delivery. So, going forward, we do have a lot of data and so we do have the ability to review that data. And what we are finding now is we are I would say more quickly making decisions to change the operations of a particular initiative.

For instance, we might start a store 24 hours and pull that back to a different hour modification format as we get the data. No different than pizza delivery will start off with a number of days, we may pull that back a little quicker than we normally have in the past. So, I think we are doing a much better job in managing in all of those programs. And we do have a fair amount of runway in all of those programs going forward.

Irene Nattel - RBC Capital Markets - Analyst

That's great. And just finally one question, if I may. The online ordering in conjunction with the pizza delivery, you mentioned that the online ordering there are the prompts; would you like bread sticks, would you like soda or whatever it is with this. Are you now broadening the offer or what you are willing to deliver with the pizzas?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Not right now. I mean right now we are really focused on pizza delivery. The online ordering, you certainly can order sub sandwiches as well, but that is something that we will continue to modify and look at for opportunities there. And as I mentioned, the online ordering does go to all stores, not just stores with pizza delivery.

Irene Nattel - RBC Capital Markets - Analyst

Understood. That's great. Thank you very much.

Bill Walljasper - Casey's General Stores Incorporated - CFO

You're welcome. Have a good day.

Operator

Thank you for your question, Irene. The next question comes from the line of Anthony Lebiedzinski from Sidoti & Company. Please go ahead, Anthony.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Yes, thank you. Good morning, gentlemen.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Hi, Anthony.

Anthony Lebiedzinski - Sidoti & Company - Analyst

My first question is in the press release you talk about being encouraged by recent premium cigarette sales gains. Can you just maybe give us some color as to what do you attribute this to?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Absolutely. We started seeing a shift, I'm going to say a trade-up for lack of a better term here, over the last probably two to three quarters, predominantly in the last two quarters, as the retail fuel price has come down. We have seen a shift to purchase more premium brand cigarettes and predominantly in pack format. And so I think that certainly is one of the major reasons we are seeing that shift. I think that currently is continuing as we speak here, so that is obviously helping same-store sales in that particular area.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Absolutely. Okay. And also, you talk about locking in favorable coffee prices. Can you perhaps quantify what that number is and how does that compare to FY15?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes, FY15, and this is going to be the green market of coffee, it was about $1.70 and we locked in about $1.45, so really the take-away, Anthony, on that lock it's going to be about a 10 basis points favorable lock for us through December of 2016.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it. Okay. And lastly, can you just comment on the performance of your stores in some of your newer markets like Arkansas, Kentucky, Tennessee and how are those doing versus your original expectations?

Bill Walljasper - Casey's General Stores Incorporated - CFO

I tell you, we are really pleased with the performance that we have seen in some of those newer states. Now, Arkansas certainly is one of states that we have the most penetration in from a same-store sales perspective, but right now we are seeing about double same store sales in Arkansas than we are the rest of the chain. And Tennessee and Kentucky are a little bit newer states. We don't have a lot of data but we are encouraged by the progress that we are gaining there. And really it comes down to this, Anthony, it's just brand awareness in those new states where we're running different promotional activity, getting to understand the market better in those areas. The customers are beginning to understand our business better, and so we are certainly pleased with the traction we have been able to make over the last year.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. Thank you very much.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Thank you.

Operator

Thank you for your question.

(Operator Instructions)

We do have another question, and it comes from the line of James Pappas from JCP Investment Management. Please go ahead, Sir.

James Pappas - JCP Investment Management - Analyst

Hey, Bill. Hey, Bob.

Bill Walljasper - Casey's General Stores Incorporated - CFO

How are you?

James Pappas - JCP Investment Management - Analyst

Good. Hey, on -- you talked a little bit earlier about the debt that you guys were going to be using for upcoming builds. How are you sort of thinking about that? I noticed you guys have about $100 million line. Would you be doing it you think in new senior notes or increasing that line?

Bill Walljasper - Casey's General Stores Incorporated - CFO

I don't think we would increase the line. More than likely we would go into the senior market, the senior notes again. I haven't checked recently, but we -- the last senior note that we did was a sub 4%. I believe the market is still in the sub 4%. And I will caveat that question. There's a chance we will get into the debt market this year. It's not necessarily for sure. It depends on the performance of the Company going forward, obviously.

James Pappas - JCP Investment Management - Analyst

Okay. And then when you are thinking about kind of the debt to EBITDA ratio that you guys are comfortable with, is there one that you manage towards and that you can look to the next couple of years as kind of a comfortable level?

Bill Walljasper - Casey's General Stores Incorporated - CFO

I wouldn't say that we manage toward a certain debt to EBITDA ratio, I mean that is really going to be opportunistic. We are running about 2 times right now debt to EBITDA. And certainly if an acquisition opportunity came up that we felt was financially attractive, we would certainly consider to lever that up to beyond the 2 times.

Right now, currently our covenants are at 3 1/2 times. And so if you look at the differential between those -- the covenants and where we're at, you are talking hundreds and hundreds and hundreds of millions of dollars that we can bring on to the balance sheet to fund our program going forward. So I think we are in a very good position financially in that regard.

James Pappas - JCP Investment Management - Analyst

Okay. Great. Thanks.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Thank you.

Operator

Thank you for your question, Sir. The next question comes from the line of Damian Witkowski from Gabelli & Company. Please go ahead, Sir.

Damian Witkowski - Gabelli & Company - Analyst

Good morning. Congratulations on another great year.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Thank you.

Damian Witkowski - Gabelli & Company - Analyst

Bill, can you just walk me through the -- go back to the CapEx number, the estimate for the full year 2016 and break down them into big pockets of where that money is going?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Sure, absolutely. It is a range because of the 4% to 6% unit growth. I will give you the 4% unit. Here is kind of the breakdown for the CapEx for FY16. New store construction, about $124 million. Acquisitions are about $84 million. Replacement store is about $28 million. Major remodel program I mentioned earlier is about $70 million. Transportation about $15 million. We have about $40 million for the second distribution center, about $20 million for information systems, and then roughly about $50 million to $55 million for general maintenance.

Damian Witkowski - Gabelli & Company - Analyst

Okay. Great. Thank you. And then on the M&A front are you seeing anything different in terms of what the sellers are expecting these days with some of the higher multiples we've seen in 2014?

Bill Walljasper - Casey's General Stores Incorporated - CFO

We haven't seen that yet to creep into our area and, Damian, a lot of our acquisitions are kind of small chains and one-offs here and there. We are seeing here recently an uptick in the small chains and the single-store acquisitions. We're encouraged by that. I think it might be a function of continued pressures that we see in our market area, and some of those pressures would be obviously credit card fees are still there, even though we're benefiting, but we had some state minimum wage increases, anticipate some further ones going forward. There are a number of things that I think are pushing that forward, but we haven't seen the multiples get too aggressive yet.

Damian Witkowski - Gabelli & Company - Analyst

And then lastly, Bill, you talked about premium cigarettes being up, and that's a function of lower fuel prices, but a lot of retailers that we have seen have not really seen a benefit from lower fuel prices at the pump. And besides for people switching to -- into branded cigarettes, what else are you seeing that you think is -- what other benefits that you are seeing that you think is a function of lower gas prices?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Well, over the last two quarters is really the predominant area where we saw the lower retail fuel prices. So in addition to what we mentioned with the cigarettes, we have also seen an overall increase in our basket ring excluding fuel, and so the combination -- I was more encouraged by that, and so when we look at the details, we have seen same-store customer count increase nicely over the last two quarters and we believe that is translated into a little bit higher uptick not only on the fuel side, as I mentioned, but also even the basket ring inside the store.

Damian Witkowski - Gabelli & Company - Analyst

And I also thought of your core consumer as maybe levered to some of the agricultural commodity prices. I mean is that true? And I guess you are not really seeing any detriment from that.

Bill Walljasper - Casey's General Stores Incorporated - CFO

No we haven't seen any detriment from that. We sell a lot of -- not really staples but they're not really luxury items by any stretch, so even when the economy and the Ag business may fluctuate, we are not necessarily impacted by that.

Damian Witkowski - Gabelli & Company - Analyst

All right. Thanks, Bill.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Thanks, Damian.

Operator

Thank you for your question. The next question comes from the line of Keith Howlett from Desjardins Securities. Please go ahead, Keith.

Keith Howlett - Desjardins Securities - Analyst

I was just wondering in reference to your last answer if you could provide any broad quantification on the back court same-store transactions?

Bill Walljasper - Casey's General Stores Incorporated - CFO

I'm not sure I understand the back court?

Keith Howlett - Desjardins Securities - Analyst

The convenience store, same-store transactions.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Well I think you're talking about same store customer count?

Keith Howlett - Desjardins Securities - Analyst

Correct, yes, excluding fuel, right.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Our same-store customer count right now is tracking about 3% to 4% and then same store inside the store, we talked about that in the press release, so I want to make sure I understand your question on back court.

Keith Howlett - Desjardins Securities - Analyst

I was just trying to get a sense of what your traffic in the convenience store excluding the fuel business is.

Bill Walljasper - Casey's General Stores Incorporated - CFO

The basket ring are you referring to?

Keith Howlett - Desjardins Securities - Analyst

Number of transactions. You mentioned the basket ring is up, by ring I mean the size of the transaction I think?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes. I think I understand your question now. From our perspective here we look at a couple of things. I mean the same-store customer count certainly is 3% to 4% up, which is tracking nicely and that does correlate with a lower retail fuel price. It has escalated slightly in that regard and then in turn, that certainly escalates the basket ring inside. So I think that is what you're asking here. As far as the number of transactions, we don't necessarily give the number of transactions out specifically.

Keith Howlett - Desjardins Securities - Analyst

And is there any categories within the grocery and other merchandise where you stand out you mentioned, obviously premium tobacco is strong. Are there other particular standouts?

Bill Walljasper - Casey's General Stores Incorporated - CFO

There are several standouts. When you look at our beverage category, really every major area within the grocery and general merchandise is up about double digits same-store sales -- excuse me, total sales. Beverages specifically, we are pushing 20% increase in the quarter and that is all packaged beverages. So we are really pleased by the growth there and that certainly is helped by the expansion of our coolers over the last three or four years. More specifically, our salty snack area has done tremendously well in the last not only two quarters but for the fiscal year.

Keith Howlett - Desjardins Securities - Analyst

Great. Thank you very much.

Bill Walljasper - Casey's General Stores Incorporated - CFO

You bet.

Operator

Thank you for your question, Keith. The next question comes from the line of Irene Nattel, RBC Capital Markets. Please go ahead.

Irene Nattel - RBC Capital Markets - Analyst

Thanks. Just one follow-up question, if I may. You did notice -- you mentioned premium cigarettes. Are you seeing a similar kind of trend in the beverage category, both beer and other packaged beverages?

Bill Walljasper - Casey's General Stores Incorporated - CFO

Yes, for us the C-store premium is Bud and Bud Light for us, and so certainly we are seeing those do very well for us. But I will tell you this, Irene, where we see the uptick, when we get lower retail fuel prices and when people have a little more discretionary is in the craft beer area. Even though it is a small piece of our beer category, we have seen a nice uptick in the craft beers and those have a higher ring and a higher margin than the category, so I'm encouraged about I that as well.

Irene Nattel - RBC Capital Markets - Analyst

That's very helpful, thank you.

Bill Walljasper - Casey's General Stores Incorporated - CFO

Thanks, Irene.

Operator

Thank you for your question. And the next question comes from the line of Chuck Cerankosky from Northcoast Research. Please go ahead, Chuck.

Chuck Cerankosky - Northcoast Research - Analyst

Just a real quick follow-up because I missed the number, Bill. How many stores do you have under contract to acquire at this point?

Bill Walljasper - Casey's General Stores Incorporated - CFO

To acquire? Six.

Chuck Cerankosky - Northcoast Research - Analyst

Okay. Thank you.

Bill Walljasper - Casey's General Stores Incorporated - CFO

You're welcome.

Operator

Thank you for that. There are no further questions at this time. I would like to turn the call over to Bill Walljasper for closing remarks.

Bill Walljasper - Casey's General Stores Incorporated - CFO

I would just like to thank everybody for joining us this morning. Just as a reminder, we will release same-store sales on Monday, June 15. Everybody have a great week. Thank you.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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